UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) April 27, 2007

QUINTANA MARITIME LIMITED

(Exact name of registrant as specified in its charter)

Marshall Islands	000-51412	98-0454094
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Quintana Maritime Limited

c/o Quintana Management LLC

Pandoras 13 & Kyprou Street

166 74 Glyfada

Greece

(Address of principal executive office)

011-30-210-898-6820

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On April 27, 2007, the Company entered into four shipbuilding contracts with Korea Shipyard Co., Ltd. Under the contracts, the Company has agreed to purchase four 180,000 dwt Capesize vessels for delivery in 2010 for an aggregate purchase price of approximately $310.8 million, or $77.7 million per vessel. The Company expects to nominate its right to purchase these vessels to joint ventures in which the Company will hold a 50% interest and in which AMCIC Cape Holdings LLC (“AMCIC”), an affiliate of Hans J. Mende, will own the other 50% interest. Mr. Mende is a member of our board of directors. First Reserve Corporation owns an interest in AMCI Capital, LLC, which indirectly owns AMCIC. Joseph R. Edwards, a member of our Board as well as a member of the compensation, nominating and governance committee of our Board, is a director of First Reserve Corporation. Stamatis Molaris, our chief executive officer, president and a member of our Board, will also serve as a director of these joint ventures. The Company will not enter into any definitive agreements relating to the proposed joint venture transactions described above unless such agreements have been approved by the Conflicts Committee of our Board.

The Company expects to fund its share of the contributions due to the joint venture in connection with the payment of installments with cash on hand. The joint venture will fund the balance of the installments with cash contributions from AMCIC as well as borrowings under a proposed credit facility.

The Company announced the acquisition by press release dated May 1, 2007, which is attached as Exhibit 99.1 to this Form 8-K.

ITEM 9.01 Financial Statements and Exhibits

99.1	Press release of Quintana Maritime Limited dated May 1, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUINTANA MARITIME LIMITED

By:	/s/ Steve Putman
Steve Putman
Vice President and General Counsel

Dated: May 4, 2007

EXHIBIT INDEX

99.1	Press release of Quintana Maritime Limited dated May 1, 2007.